Exhibit 10.2

TRANSITIONAL SERVICES AGREEMENT

between

NATIONAL AUSTRALIA BANK LIMITED

and

GREAT WESTERN BANCORP, INC.

Dated as of [—], 2014

TABLE OF CONTENTS

		PAGE
	Article I
	DEFINITIONS
Section 1.1	Definitions	1
Section 1.2	Interpretation	6

	Article II
	SERVICES AND PROCEDURES
Section 2.1	Provision of Services	7
Section 2.2	Replacement Services	7
Section 2.3	Standard of Performance; Scope of Service	7
Section 2.4	Service Coordinator	7
Section 2.5	Third-Party Providers	8
Section 2.6	Service Provider’s Employees	9
Section 2.7	Availability of Information and Records; Audit	9
Section 2.8	Limited Warranty	10
Section 2.9	Transition Support	10
Section 2.10	Exclusivity	11

	Article III
	FEES AND PAYMENTS
Section 3.1	Fees for Services	11
Section 3.2	Capital Expenditures	12
Section 3.3	No Set-Off; Netting	12
Section 3.4	Taxes	12

	Article IV
	TERM AND TERMINATION
Section 4.1	Term	13
Section 4.2	Termination	13
Section 4.3	Extension of Service Term	14
Section 4.4	Effect of Termination	14

	Article V
	INDEMNIFICATION
Section 5.1	Indemnification by NAB	15
Section 5.2	Indemnification by GWB	15
Section 5.3	Claims for Indemnification	15
Section 5.4	Indemnification Limitations	17
Section 5.5	Payments	18

	Article VI
	INTELLECTUAL PROPERTY
Section 6.1	Ownership of Intellectual Property	18
Section 6.2	Licensing of Intellectual Property	18
Section 6.3	Ownership of Data	19

	Article VII
	CONFIDENTIALITY; SYSTEMS SECURITY
Section 7.1	Confidentiality	19
Section 7.2	Systems Security	19

	Article VIII
	SETTLEMENT; DISPUTE RESOLUTION
Section 8.1	Resolution Procedure	20
Section 8.2	Exchange Of Written Statements	21
Section 8.3	Good-Faith Negotiations	21
Section 8.4	Injunctive Relief	21
Section 8.5	Limitations on Damages	21

	Article IX
	MISCELLANEOUS
Section 9.1	Notices	22
Section 9.2	Binding Effect; Assignment; No Third-Party Beneficiaries	22
Section 9.3	Severability	22
Section 9.4	Entire Agreement; Amendment	23
Section 9.5	Waiver	23
Section 9.6	Governing Law; Consent to Jurisdiction	23
Section 9.7	Waiver of Jury Trial	23
Section 9.8	Counterparts	24
Section 9.9	Relationship of the Parties	24
Section 9.10	Force Majeure	24
Section 9.11	Further Assurances	24
Section 9.12	Conditions Precedent	25

EXHIBITS

Exhibit A	Services

TRANSITIONAL SERVICES AGREEMENT

Transitional Services Agreement, dated [—], 2014 (this “Agreement”), between National Australia Bank Limited, a company incorporated under the laws of the Commonwealth of Australia (“NAB”), and Great Western Bancorp, Inc., a Delaware corporation (“GWB”).

RECITALS

A. GWB is an indirect, wholly owned subsidiary of NAB, and GWB and its Subsidiaries rely on NAB and its Subsidiaries for the provision of certain services.

B. NAB intends to divest itself of its ownership interest in GWB and, in connection therewith, a subsidiary of NAB intends to sell shares of common stock, par value $0.01 per share, of GWB representing approximately [—]% of the outstanding common stock of GWB as of the date hereof in GWB’s initial public offering registered with the U.S. Securities and Exchange Commission on Form S-1 (the “IPO”).

C. In connection with such divestiture, GWB requires certain services, as specified and on the terms contained in this Agreement, to be provided to it and its Subsidiaries on a transitional basis on and following the effective date of this Agreement. NAB has agreed to provide or procure the provision of these Services on the terms of this Agreement.

D. In addition, GWB requires assistance from NAB in transitioning its business off the Services during the term of this Agreement. NAB has agreed to provide or procure the provision such assistance as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings assigned below:

“Accessing Party” has the meaning set forth in Section 7.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any law (including common law), statute, regulation, rule, executive order, ordinance, judgment, ruling, published regulatory policy or guideline, injunction, consent, order, exemption, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York, Sioux Falls, South Dakota or Melbourne, Australia are authorized or required by Applicable Law to close.

“Claim Notice” has the meaning set forth in Section 5.3(a).

“Contracting Party” has the meaning set forth in Section 2.5(b).

“Control” means, with respect to any Person, direct or indirect ownership or power to vote 25% or more of any class of voting securities of such Person, control in any manner the election of a majority of the directors or trustees of such Person, or the direct or indirect possession of the ability to exercise a controlling influence over the management or policies of such Person.

“Disabling Procedures” has the meaning set forth in Section 7.2(b).

“Disclosing Party” has the meaning set forth in Section 7.2(a).

“Effective Date Form” means, in relation to any Service, if a service substantially equivalent to such Service was provided to GWB or any of its Subsidiaries in the twelve-month period prior to the date hereof by NAB or any of its Subsidiaries, the same form in which such service was last provided prior to the date hereof. For purposes of this definition, “form” includes the configuration, version, patch levels and other implementation specific details of any relevant software and systems.

“Effective Date Standard” means, in relation to any Service, if a service substantially equivalent to such Service was provided to GWB or any of its Subsidiaries in the twelve-month period prior to the date hereof by NAB or any of its Subsidiaries, the overall standards of quality and availability at which such service was then provided during those preceding twelve months (or the portion thereof during which such service was provided).

“Effective Date Volume” means, in relation to any Service, if a service substantially equivalent to such Service was provided to GWB or any of its Subsidiaries in the twelve-month period prior to the date hereof by NAB or any of its Subsidiaries, the average (subject to seasonal fluctuations) amount, quantity or volume at which that service was then provided during those preceding twelve months (or the portion thereof during which such service was provided). Notwithstanding the foregoing, Effective Date Volume shall include any increase in volume reasonably attributable to organic growth in the applicable Service Recipient’s business (i.e., growth that is not the result of the acquisition of a business or shares in a business) or any increase in volume agreed by the Parties.

“Event of Default” means, with respect to any Person, the occurrence of any of the following:

(i) Such Person commences any proceeding under any bankruptcy, reorganization, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect or such Person has had any such petition or application filed or any such proceeding commenced against it after the date of this Agreement in which an order for relief is entered or an adjudication or appointment is made and which remains un-dismissed for a period of 60 days or more;

(ii) Any Governmental Authority appoints a trustee, conservator or receiver for all or a substantial part of the property of such Person;

(iii) Such Person makes an assignment for the benefit of creditors, or makes an admission of inability to pay its debts generally as they become due; or

(iv) Such Person breaches, in any material respect, any of its material obligations, representations or warranties contained in this Agreement, which shall include, with respect to GWB, the payment of any undisputed amounts owing to NAB under this Agreement.

“Final Determination” means, with respect to a dispute as to indemnification for a Loss under this Agreement, (i) a written agreement between the parties to such dispute resolving such dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such dispute that resolves such dispute.

“Governmental Authority” means any national, federal, state, municipal, local, territorial, domestic, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body, public or private tribunal or self-regulatory organization.

“GWB” has the meaning set forth in the Preamble.

“Indemnified Person” has the meaning set forth in Section 5.3(a).

“Indemnifying Person” has the meaning set forth in Section 5.3(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) patent rights, including all patents, pending patent applications (including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon), and foreign counterparts of any of the foregoing; (ii) copyrights, mask works, and all registrations thereof and applications therefor; (iii) Trademarks; (iv) domain names and uniform resource locators associated with the Internet, including registrations thereof; and (v) rights with respect to information and materials not generally known to the public and from which independent economic value is derived from such information and materials not being generally known to the public, including trade secrets and other confidential and proprietary information, including rights to limit the use or disclosure thereof by any Person.

“IPO” has the meaning set forth in the Recitals.

“Loss” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“NAB” has the meaning set forth in the Preamble.

“Non-Contracting Party” has the meaning set forth in Section 2.5(b).

“Notice Period” has the meaning set forth in Section 5.3(b)(i).

“Party” means either GWB or NAB.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporate organization, association, corporation, institution, public benefit corporation, Governmental Authority or any other entity.

“Personnel” means, with respect to any Service Provider, the employees and agents of such Service Provider who are assigned to perform any Service provided by such Service Provider pursuant to this Agreement.

“Replacement Service” has the meaning set forth in Section 2.2.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“Service Coordinator” has the meaning set forth in Section 2.4.

“Service IP” has the meaning set forth in Section 6.2(a).

“Service Provider” means, with respect to any Service, NAB or any of its Subsidiaries responsible for providing such Service.

“Service Recipient” means, with respect to any Service, GWB or any of its Subsidiaries receiving such Service.

“Service Records” means, with respect to any Service, all records, data, files and other information received or generated for the benefit of the applicable Service Recipient in connection with the provision of such Service.

“Service Term” means, with respect to any Service, the period beginning on the effective date of this Agreement and continuing for the duration set forth on Exhibit A, as amended from time to time, and any extension to such duration in accordance with Article IV.

“Services” means the services and other support set forth on Exhibit A, as amended from time to time, provided by one or more Service Providers, in each case (i) in accordance with the terms and conditions set forth in this Agreement and (ii) other than any Service which is terminated pursuant to this Agreement.

“Stockholder Agreement” means the Stockholder Agreement, dated the date hereof, between NAB and GWB.

“Subsidiary” means, with respect to any Person, any other Person which Controls such Person; provided that none of GWB and its Subsidiaries shall be considered Subsidiaries of NAB or any of NAB’s Subsidiaries for purposes of this Agreement.

“Systems” has the meaning set forth in Section 7.2(a).

“Tax” means any and all U.S. federal, state, and local taxes, non U.S. taxes, and other levies, fees, imposts, duties, tariffs and other charges in the nature of tax, together with any interest, penalties or additions imposed in connection therewith or with respect thereto, imposed by any Governmental Authority or political subdivision thereof, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also alternative minimum, add-on minimum, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, registration, documentary, environmental, disability, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including inventions, ideas, designs, documentation (such as bill of materials, build instructions, test reports and invention disclosure forms), schematics, layouts, reports, algorithms, routines, software (including source code and object code), data, databases, lab notebooks, equipment, processes, prototypes and devices.

“Third-Party Claim” means any claim relating to a Loss by any Person who is not, and is not a Subsidiary of, a Party.

“Third-Party IP” has the meaning set forth in Section 6.2(b).

“Third-Party Provider” has the meaning set forth in Section 2.5(a).

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, and brand names, together with all goodwill associated with any of the foregoing, and all registrations thereof and applications therefor.

Section 1.2 Interpretation.

(a) Unless the context otherwise requires:

(i) References contained in this Agreement to the Preamble, Recitals and to specific Articles, Sections, Subsections or Exhibits shall refer, respectively, to the Preamble, Recitals, Articles, Sections, Subsections or Exhibits of this Agreement;

(ii) References to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii) References to any statute or statutory provision include all rules and regulations promulgated pursuant to such statute or statutory provision, in each case as such statute, statutory provision, rules or regulations may be amended, modified, supplemented or replaced from time to time;

(iv) References to any Governmental Authority include any successor to such Governmental Authority;

(v) Terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vi) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii) The terms “Dollars” and “$” mean U.S. Dollars; and

(viii) Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(b) In the event of any inconsistency between this Agreement and any Exhibit hereto, the terms of such Exhibit shall prevail.

(c) The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(e) In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

Article II

SERVICES AND PROCEDURES

Section 2.1 Provision of Services.

(a) Upon the terms and subject to the conditions contained in this Agreement, NAB shall provide, or shall cause one or more of its Subsidiaries to provide, the Services to each applicable Service Recipient. Each Party shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to cooperate with the other Party and such other Party’s Subsidiaries in all matters necessary to the provision of Services under this Agreement. Except as otherwise set forth in Exhibit A, any decision as to which entity will be a Service Provider will be made by NAB (in its sole discretion), and any decision as to which entity will be a Service Recipient will be made by GWB (in its sole discretion).

Section 2.2 Replacement Services. If NAB and its Subsidiaries are (i) unable to provide any Service for any reason outside NAB’s control or (ii) excused from providing any Service by reason of Section 2.3(b), NAB shall use its, or shall cause its Subsidiaries to use their respective, commercially reasonable efforts to provide to the applicable Service Recipient substantially equivalent services and support in accordance with the terms of this Agreement (such service and support, a “Replacement Service”). Any Replacement Service provided pursuant to this Section 2.2 shall be considered a Service for all purposes of this Agreement, and the Parties shall amend Exhibit A as appropriate to include the terms of any such Replacement Service.

Section 2.3 Standard of Performance; Scope of Service.

(a) Except as explicitly set forth in Exhibit A, each Service Provider shall provide each applicable Service (i) in good faith, in a professional, timely and workmanlike manner, and with reasonable care, and (ii) where applicable, substantially in the Effective Date Form, at the Effective Date Standard and up to no more than the Effective Date Volume.

(b) Notwithstanding anything to the contrary contained in this Agreement, NAB shall not be obligated to provide, or cause any Service Provider to provide, any Service to the extent the provision of such Service would violate (i) any agreement or license with a third party to which NAB or any of its Subsidiaries is subject as of the date of this Agreement or (ii) any Applicable Law. NAB shall use its commercially reasonable efforts to make or obtain any approvals, agreements, permits, consents, waivers and licenses from any third parties that are necessary to permit any affiliated Service Provider to provide the applicable Services under this Agreement; provided that such Party shall not be obligated to incur any cost or expense in connection with obtaining any such approvals, agreements, permits, consents, waivers and licenses.

Section 2.4 Service Coordinator. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, each Party shall nominate a representative to act as the contact person for the provision of the Services (each such representative, a “Service Coordinator”). The Service Coordinators will meet as reasonably necessary to carry out the terms and conditions of this Agreement, but no less than once per quarter during the term of this Agreement, to discuss any matters relating to this Agreement and to monitor the progress of GWB’s migration planning pursuant to Section 2.9. Each Party shall have the right at any time, and from time to time, to replace its Service Coordinator by advising the other Party in writing of such replacement. The Parties agree that the Service Coordinators will be the initial point of contact for each Party responsible for monitoring and coordinating the provision and receipt of Services under this Agreement. Each Party may treat an act of the Service Coordinator nominated by the other Party as an act of and authorized by the other Party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to take such act.

Section 2.5 Third-Party Providers.

(a) Each Service Provider may use one or more third-party service providers (each, a “Third-Party Provider”) to provide the applicable Services under this Agreement with respect to and to the extent (A) such Services were outsourced or subcontracted prior to the effective date of this Agreement or (B) such Services, or substantially similar services, are outsourced or subcontracted by NAB and its Subsidiaries after the effective date of this Agreement in connection with the operation of one or more of their respective business lines or divisions. Notwithstanding anything in this Agreement to the contrary, (i) each Service Provider shall cause any Third-Party Providers performing Services on such Service Provider’s behalf to adhere to the terms and conditions of this Agreement in performing such Services; (ii) each Service Provider shall be responsible for any breach of the terms of this Agreement by any Third-Party Provider performing Services on such Service Provider’s behalf; and (iii) NAB shall be GWB’s sole point of contact regarding the Services provided by any Third-Party Provider, including with respect to payment.

(b) If, during the term of this Agreement, any agreement between any Service Provider (the “Contracting Party”) and a Third-Party Provider pursuant to which Services are provided to a Service Recipient under this Agreement is terminated or not renewed, GWB (the Non-Contracting Party”) shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to secure an agreement with such Third-Party Provider or with another third-party service provider for the provision of such Service independent of this Agreement; provided that if the Non-Contracting Party determines in good faith that it would have an adverse impact on the quality or continuous availability of such Service or other Services if the Non-Contracting Party were to secure such an agreement at the time of the termination or non-renewal, the Parties shall reasonably cooperate to identify an alternative solution. In any of the scenarios described in the immediately preceding sentence, the Contracting Party will utilize commercially reasonable efforts to (i) minimize any service disruption in connection with obtaining such services, (ii) assist the Non-Contracting Party in obtaining a quality of service reasonably requested by the Non-Contracting Party and (iii) minimize the cost to the Non-Contracting Party of obtaining such services, provided, that the Contracting Party shall not be obligated to incur any cost or expense in connection with any of clauses (i), (ii) or (iii). If the Non-Contracting Party enters into an agreement with a Third-Party Provider for the provision of any Service as a result of this Section 2.5(b), the provision of such Service under this Agreement shall be immediately terminated upon the commencement of the provision of the relevant services under such agreement with a third-party service provider. The Contracting Party shall provide the Non-Contracting Party with notice (1) no less than 90 days prior to the scheduled termination date of any agreement with a Third Party Provider pursuant to which Services are provided to a Service Recipient under this Agreement and (2) immediately after any material breach of any such agreement. Any notice delivered pursuant to Section 2.5(b)(2) shall, to the extent practicable, include a detailed description of the breach, the implications of such breach on the provision of any Services, and the Contracting Party’s planned course of action in response to such breach.

(c) Each Service Provider shall continue to manage its relationships with any Third Party Provider with the same standard of care as if the Third Party Provider were supporting such Service Provider’s own businesses.

Section 2.6 Service Provider’s Employees.

(a) Each Service Provider shall be responsible for selecting and supervising in good faith the Personnel who will perform any particular Service and performing all administrative support with respect to such Personnel, including maintaining and adjusting the compensation structure and the workload balancing of such Personnel. Each Service Provider shall be responsible for ensuring that the Personnel it selects to perform Services hereunder have all requisite licenses and qualifications required to render such Services.

(b) No provision of this Agreement is intended or shall be deemed to have the effect of placing the management or policies of any Service Recipient under the control or direction of any Service Provider, or vice versa, including the management of any Personnel of any Service Provider.

Section 2.7 Availability of Information and Records; Audit.

(a) Subject to Article VII, GWB shall, or shall cause its Subsidiaries to, (i) make available, subject to Applicable Law and on a timely basis, to each Service Provider all information reasonably requested by such Service Provider to enable such Service Provider to provide any of the applicable Services and (ii) provide such Service Provider with reasonable access to the applicable Service Recipient’s premises and systems to the extent necessary for purposes of providing the applicable Services.

(b) During the term of this Agreement with respect to any particular Service, in the event that a Service Provider is required to maintain Service Records under Applicable Law, it shall maintain such Service Records in compliance with Applicable Law in respect of the Service provided. NAB shall, or shall cause its Subsidiaries to, make available, subject to Applicable Law and within 30 days of receipt of any Service Recipient’s request or such shorter period as may be required by Applicable Law, access to all available Service Records relating to the provisions of any Services to a Service Recipient.

(c) Upon reasonable advance notice, GWB shall have the right, at its sole cost and expense, to review and audit NAB’s compliance with this Agreement and the systems and procedures employed by any Service Provider in providing the Services. GWB shall not be entitled to conduct more than one audit during any twelve consecutive month period, except for audits in response to requests by a Governmental Authority or, to the extent relevant to any internal investigation, internal or external audit, GWB’s General Counsel or any committee of the board of directors of GWB. Any audit conducted pursuant to this Section 2.7(c) shall be conducted during normal business hours, shall employ reasonable procedures and methods as necessary and appropriate in the circumstances and shall not unreasonably interfere with relevant Service Provider’s normal business operations. NAB shall use its commercially reasonable efforts, and cause each Service Provider to use commercially reasonable efforts, to facilitate any audit conducted by GWB pursuant to this Section 2.7(c); provided that nothing shall require NAB or its Subsidiaries to provide any information or records to the extent (i) such provision would be prohibited by contract or Applicable Law or (ii) such information or records are legally privileged. In coordination with GWB, each applicable Service Provider shall use its commercially reasonable efforts to remedy in a commercially reasonable timeframe any material deficiencies determined by any audit conducted pursuant to this Section 2.7(c). Each Party shall bear its own costs with respect to any audits conducted pursuant to this Section 2.7(c).

Section 2.8 Limited Warranty. Except as otherwise expressly set forth in this Agreement, (a) NAB specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including any implied warranties of merchantability and fitness for a particular purpose, with respect to the Services, (b) NAB makes no representations or warranties as to the quality, suitability or adequacy of the Services provided by NAB and its Subsidiaries for any purpose or use, and (c) no information or description concerning the Services, whether written or oral, shall in any way alter the Services to be provided under this Agreement, including the scope, level of service or other attributes with respect to any Service.

Section 2.9 Transition Support.

(a) Within 60 days following the effective date of this Agreement or any later date agreed by the Parties, the Parties will work together in good faith to mutually agree upon written migration plans for each of the Services addressing (i) the steps the Parties shall take to operate independently of one another or otherwise replace or migrate away from the Services, (ii) any inter-dependence between the steps in any of the migration plans, (iii) timelines for conclusion of these steps and separation activities and (iv) any additional reasonable assistance either Party requires from the other in connection with completion of separation activities. The Parties agree to reasonably cooperate in good faith to revise the written migration plans as necessary based on changes in circumstances during the term of this Agreement.

(b) Each Service Provider shall (i) reasonably cooperate in good faith to facilitate each applicable Service Recipient operating independently of or otherwise replacing or migrating away from each Service and (ii) utilize commercially reasonable efforts to minimize (1) any disruption in connection with the receipt of Services, (2) any quality degradation in connection with the Services and (3) any cost to the applicable Service Recipient’s independent operation or replacement or migration away from each Service; provided that each applicable Service Provider shall not be obligated to incur any out-of-pocket cost or expense in connection with any of the actions taken pursuant to this Section 2.9(b).

(c) Promptly after the termination of any Service in accordance with this Agreement, the applicable Service Provider shall, subject to Applicable Law and at the applicable Service Recipient’s expense, use its commercially reasonable efforts to transfer all requested and relevant data concerning such Service (if any) to the applicable Service Recipient, or such Service Recipient’s third party designee, and to cooperate in the conversion of any and all such data from Service Provider’s systems to those of the Service Recipient, or such Service Recipient’s third party designee. In addition, if reasonably requested by the applicable Service Recipient, the applicable Service Provider shall deliver to such Service Recipient as promptly as practicable (but in no event more than 45 days after such request) all available Service Records related to such Service; provided, however, that the applicable Service Provider shall have the right to retain an archival copy of such records to the extent required by Applicable Law or for the purpose of responding to regulatory requests or intraparty claims.

Section 2.10 Exclusivity. This Agreement is not exclusive. GWB shall be entitled to purchase the same or similar Services from any third party or may elect to internally provide any of the Services.

Article III

FEES AND PAYMENTS

Section 3.1 Fees for Services.

(a) As consideration for each of the Services, GWB shall pay to NAB the corresponding amount specified for such Service in Exhibit A. The Parties shall negotiate in good faith to establish the consideration to be paid in connection with any Replacement Service, which consideration shall at a minimum reimburse the applicable Service Provider for all costs incurred by the Service Provider in connection with the provision of such Replacement Service.

(b) GWB agrees to pay all costs charged pursuant to this Agreement for Services delivered during the term of this Agreement. Within 10 days after the end of each month, NAB will provide GWB with an invoice for the fees and expenses payable for such month and identifying the fees and expenses of each Service Provider with respect to such month. Within 5 Business Days after receipt of each invoice, GWB will pay to NAB all invoiced amounts with respect to the immediately preceding month; provided that GWB shall not be required to pay any invoiced amount that GWB contests in good faith by giving written notice to NAB of such dispute on or prior to the applicable payment due date. As soon as reasonably practicable after receipt of any request from GWB, the applicable Service Provider shall provide GWB with data and documentation supporting the calculation of any invoiced amounts contested by GWB for the purpose of verifying the accuracy of such calculation and such further documentation and information relating to the calculation of such invoiced amounts as GWB may reasonably request. The Parties shall attempt to resolve any disputes relating to an invoiced amount in accordance with the procedures set forth in Article VIII. In the event such dispute is resolved, GWB shall pay any required amount to NAB within 5 Business Days after the date such resolution occurs.

(c) For the avoidance of doubt, NAB may include recoverable costs and expenses, including fees for Services provided pursuant to this Agreement, incurred in any prior month in an invoice relating to any future month (without double-counting).

(d) All payments made pursuant to this Section 3.1 shall be made in U.S. dollars by wire transfer to an account designated by NAB in advance in writing from time to time. Amounts payable under this Section 3.1 shall accrue interest at a rate of 1% over the prime interest rate published in The Wall Street Journal on the due date beginning on the fifth day after such amount is due for payment until the date of actual payment.

Section 3.2 Capital Expenditures. Other than where contemplated by this Agreement, neither NAB nor any Service Provider shall be required to incur any capital expenditure with respect to the provision of any Service. In the event the Parties agree to any capital expenditures with respect to the provision of any Services, NAB shall include any such capital expenditures in the invoice for Services prepared pursuant to Section 3.1 for the month in which such capital expenditures are incurred.

Section 3.3 No Set-Off; Netting. Neither Party nor any of their respective Subsidiaries shall have any right of set-off or any other similar rights with respect to any amounts owed pursuant to this Agreement or any other amounts claimed to be owed and arising out of any other agreements between the Parties or any of their respective Subsidiaries.

Section 3.4 Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, the Parties’ respective responsibilities for Taxes arising under or in connection with this Agreement shall be as set forth in this Section 3.4.

(b) Each Party shall be responsible for:

(i) any personal property Taxes on property it uses, regardless of whether such property is owned or leased;

(ii) franchise and privilege Taxes on its business;

(iii) Taxes based on its net income or gross receipts; and

(iv) Taxes based on the employment or wages of its employees, including FICA, Medicare, unemployment, worker’s compensation and other similar Taxes.

(c) Each Service Provider shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes payable by such Service Provider on the goods or services used or consumed by such Service Provider in providing the Services.

(d) Each Service Recipient shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes that are assessed on the provision of the any particular Service to such Service Recipient.

(e) Each Service Recipient will make all payments to the Service Provider under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Service Recipient to the appropriate Governmental Authority, and the Service Recipient will furnish the Service Provider with proof of payment of such Tax. If a Service Recipient is required under Applicable Law to withhold any Tax from any payment made pursuant to this Agreement, the amount of the payment will be increased such that the Service Provider receives the full amount due hereunder as if there was no withholding Tax. The Parties will cooperate with respect to all documentation required by any Governmental Authority or reasonably requested by the Service Recipient to secure a reduction in the rate of applicable withholding Taxes.

Article IV

TERM AND TERMINATION

Section 4.1 Term. Each Service will be provided for the duration of the Service Term with respect to such Service and will lapse automatically thereafter, or at the time such Service is terminated prior to the expiration of the Service Term in accordance with Section 4.2. This Agreement shall terminate upon completion of performance by both Parties relative to all Services or earlier pursuant to the provisions of Section 4.2.

Section 4.2 Termination.

(a) This Agreement may be terminated prior to the end of the term set forth in Section 4.1:

(i) By either Party upon 30 days’ prior written notice following an Event of Default by the other Party (unless such Event of Default results from the breach by such Party in any material respect of any of their respective material obligations, representations or warranties contained in this Agreement), which written notice shall describe in detail the Event of Default, unless such Event of Default is cured during such 30-day period from the date notice is given;

(ii) By either Party if required by Applicable Law;

(iii) By NAB upon 30 days’ prior written notice in the event that, after the date of this Agreement, a third party acquires Control of GWB; provided that (1) the IPO shall not be considered an acquisition of Control and (2) NAB must exercise its right to terminate pursuant to this Section 4.2(a)(iii) within 30 days following such acquisition of Control of GWB by a third party; or

(iv) Upon the mutual agreement of the Parties.

(b) Subject to Section 4.2(c), any particular Service provided pursuant to this Agreement may be terminated prior to the end of the term set forth in Section 4.1:

(i) By GWB upon 60 days’ prior written notice (provided that GWB shall be responsible for paying any and all fees and expenses incurred by any Service Provider as a result of such termination, provided, further that the applicable Service Provider shall use commercially reasonable efforts to minimize any and all such fees and expenses);

(ii) By either Party upon 30 days’ prior written notice following an Event of Default by the other Party (unless such Event of Default results from the breach by such Party in any material respect of any of their respective material obligations, representations or warranties contained in this Agreement), which written notice shall describe in detail the Event of Default, unless such Event of Default is cured during such 30-day period from the date notice is given;

(iii) By either Party if required by Applicable Law; or

(iv) Upon the mutual written agreement of the Parties.

(c) Notwithstanding anything in Section 4.2(b) to the contrary, if GWB elects to terminate any particular Service pursuant to Section 4.2(b)(i) or Section 4.2(b)(ii), and NAB reasonably determines and provides GWB with written notice prior to the termination of such Service that such termination will adversely affect the ability of any Service Provider to provide any other Service or portion of any other Service in any material respect, such Service shall not be terminated and shall continue for the term set forth in Section 4.1. The Parties agree to each use their commercially reasonable efforts to minimize the impact of the termination of any Service on the remainder of this Agreement.

Section 4.3 Extension of Service Term. Except as otherwise indicated in Exhibit A, upon written notice from GWB to NAB at least 30 days prior to the expiry of the Service Term for any Service, the Service Term shall be extended for up to three one-month periods; provided that GWB may only exercise such extension pursuant to this Section 4.3 to the extent GWB and the applicable Service Recipient has made all commercially reasonable efforts to, but is unable to, operate independently of or otherwise replace such Service.

Section 4.4 Effect of Termination.

(a) Subject to Section 4.4(b), in the event of the termination of this Agreement as provided in this Article IV, this Agreement shall forthwith become void and have no further effect, except that (i) this Section 4.4 and Article VII, Article VIII and Article IX shall survive the termination of this Agreement, and (ii) Article V shall survive the termination of this Agreement for a period of one year. Upon the termination of this Agreement, NAB shall have no further obligation to provide, or cause to be provided, any of the Services, and GWB shall promptly pay all costs, expenses and fees in respect of Services provided prior to the termination of this Agreement (which costs shall be pro-rated where necessary). The termination of this Agreement will not terminate, affect or impair any rights, obligations, or liabilities of any Party that have accrued prior to such termination or which under the terms of this Agreement continue after termination.

(b) Upon the termination or expiration of any Service pursuant to this Agreement, NAB shall have no further obligation to provide, or cause to be provided, such Service, and GWB shall promptly pay all costs, expenses and fees in respect of such Service prior to the termination of this Agreement (which costs shall be pro-rated where necessary).

Article V

INDEMNIFICATION

Section 5.1 Indemnification by NAB. Subject to Section 8.5, NAB hereby agrees to indemnify, defend and hold harmless GWB, its Subsidiaries, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any such Person, whether in respect of third-party claims, claims between NAB and GWB, or otherwise, arising out of or as a result of (a) NAB’s or its Subsidiaries’ breach of this Agreement or (b) any specific actions taken by GWB or any Service Recipient at the express written direction of NAB or its Subsidiaries given after the effective date of this Agreement; provided, however, that NAB shall not have any liability of any kind for any Service rendered by it (or by any Service Provider) under this Agreement except to the extent that such Losses arise out of NAB’s or any of its Subsidiaries’ own gross negligence or willful misconduct. NAB shall not be liable hereunder for any specific act or omission to act by NAB (or by any Service Provider) if such specific action is taken at GWB’s or any of its Subsidiaries’ express written direction given after the effective date of this Agreement.

Section 5.2 Indemnification by GWB. Subject to Section 8.5, GWB hereby agrees to indemnify, defend and hold harmless NAB, its Subsidiaries, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any such Person, whether in respect of third-party claims, claims between NAB and GWB, or otherwise, arising out of or as a result of (a) GWB’s or its Subsidiaries’ breach of this Agreement or (b) any specific actions taken by NAB or any Service Provider at the express written direction of GWB or its Subsidiaries given after the effective date of this Agreement. GWB shall not be liable hereunder for any specific act or omission to act by GWB (or by any Service Recipient) if such specific action is taken at NAB’s or any of its Subsidiaries’ express written direction given after the effective date of this Agreement.

Section 5.3 Claims for Indemnification.

(a) Notice of Claim. Any Person who is claiming indemnification pursuant to the provisions of Section 5.1 or Section 5.2 (the “Indemnified Person”) shall deliver a written notification to the Person to provide indemnification under this Agreement (the “Indemnifying Person”) of each such claim for indemnification no later than 10 Business Days after such claim becomes known to the Indemnified Person, specifying the facts known to such Indemnified Person constituting the basis for, and the amount (if known) of (including the basis of calculation of such amount), the claim asserted (a “Claim Notice”). Such written notice shall be accompanied by a copy of all papers served, if any, and any memoranda, recordings or other records of the Indemnified Person relating to the claim. Failure of the Indemnified Person to give such notice or to give such notice in such form shall not relieve the Indemnifying Person from its obligations under this Agreement except to the extent that the Indemnifying Person is actually and materially prejudiced by such failure.

(b) Defense and Settlement of Third-Party Claims.

(i) The Indemnifying Person shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Person that it desires to assume the defense of the Indemnified Person against the Third-Party Claim specified in such Claim Notice. In the event that the Indemnifying Person notifies the Indemnified Person within the Notice Period that it desires to defend the Indemnified Person against any Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Person has duly assumed the defense of such Third-Party Claim, the Indemnified Person shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Person shall participate in any such defense at its expense (which expense shall not constitute a Loss) unless the Indemnifying Person and the Indemnified Person are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded, based on the written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Person shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Person, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability to all Indemnified Parties with respect to such claim; such proposed settlement is not dispositive with respect to other claims that may be made by any Indemnified Person; no injunctive or equitable is entered against any Indemnified Person; that the proposed settlement contains no requirement for a press release or other public statement that would likely have a negative impact on any Indemnified Person; and the proposed settlement does not include any admission of culpability.

(ii) If the Indemnifying Person elects not to defend the Indemnified Person against such Third-Party Claim, whether by not giving the Indemnified Person timely notice of its desire to so defend or otherwise, the Indemnified

Person shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Person’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Person shall not settle a Third-Party Claim without the consent of the Indemnifying Person and, if applicable, its respective insurer.

(iii) Each Party shall cooperate, and shall cause its respective Representatives and Subsidiaries to corporate, with the other in order to ensure the proper and adequate defense of any such Third-Party Claim, including by providing access to relevant business records, other documents and employees. Each Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and other Persons representing any party to such Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(c) Response to Claims Not Involving Third-Party Claims. In the event any Indemnifying Person receives a Claim Notice from an Indemnified Person pursuant to Section 5.3(a) that does not involve a Third-Party Claim, the Indemnifying Person shall notify the Indemnified Person within 30 Business Days following its receipt of such notice whether the Indemnifying Person disputes its liability to the Indemnified Person under this Article V.

Section 5.4 Indemnification Limitations.

(a) Subject to the other provisions of this Article V, each Indemnified Person shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(b) Each Indemnified Person shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to the provisions of Section 5.1 or Section 5.2. In the event an Indemnified Person fails to so mitigate a Loss, the Indemnifying Person shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

(c) Upon making any indemnification payment in respect of a Third-Party Claim, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person against the relevant third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnified Person recovers full payment for such Loss, any and all claims of the Indemnifying Person against any such third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Person’s rights against such third party. Without limiting the generality of any other provision of this Agreement, each such Indemnified Person and Indemnifying Person will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Section 5.5 Payments. The Indemnifying Person shall pay all amounts payable pursuant to this Article V, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Person of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Person in good faith disputes the Loss, in which event it shall so notify the Indemnified Person. In any event, the Indemnifying Person shall pay to the Indemnified Person, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Person is liable under this Agreement no later than three Business Days following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Person’s liability therefor. All payments made pursuant to this Article V shall be made in U.S. dollars.

Article VI

INTELLECTUAL PROPERTY

Section 6.1 Ownership of Intellectual Property. Ownership of any Intellectual Property developed or generated after the date hereof by or on behalf of any Party in connection with any Service shall vest in the Service Provider of such Service, other than Intellectual Property constituting derivative works of any Service Recipient’s pre-existing or independently developed Intellectual Property or of third party Intellectual Property licensed to any Service Recipient. GWB, on behalf of each applicable Service Recipient, agrees to assign, and hereby assigns, all right, title and interest in any such Intellectual Property developed or generated after the date hereof by or on behalf of GWB and its Subsidiaries in connection with any Service to the applicable Service Provider.

Section 6.2 Licensing of Intellectual Property.

(a) To the extent that, in connection with its provision of any Service, any Service Provider provides any Service Recipient with access to any Technology the receipt of which would, in the absence of a license from Service Provider, infringe or misappropriate any Intellectual Property (excluding Trademarks) owned and licensable by Service Provider (collectively, “Service IP”), then Service Provider hereby grants to the applicable Service Recipient, during the term of this Agreement, a non-exclusive, revocable, personal, non-transferable, royalty-free, fully paid-up license, without the right to sublicense, under such Service IP, solely to the extent necessary for the applicable Service Recipient to receive such Services in accordance with this Agreement.

(b) To the extent that, in connection with its provision of any Service, any Service Provider provides any Service Recipient with access to any Technology the Intellectual Property rights in which are not owned by such Service Provider but which are licensed by a third party to such Service Provider with a right of such Service Provider to grant a sublicense as set forth herein (“Third-Party IP”), such Service Provider hereby grants to such Service Recipient, during the term of this Agreement, a non-exclusive, revocable, personal, non-transferable, royalty-free, fully paid-up sublicense, without the right to further sublicense, under such Third-Party IP, to internally use such Technology, solely to the extent such grant would not breach or otherwise violate any agreement between such Service Provider with any third party and solely to the extent necessary for such Service Recipient to receive Services in accordance with this Agreement; provided that such Service Recipient’s access to, use of and rights for such Third-Party IP shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Third-Party IP, which terms and conditions will be provided to the applicable Service Recipient by the applicable Service Provider to the extent permitted by such terms and conditions.

(c) Upon the termination or expiration of any Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property granted hereunder in connection with such Service will automatically terminate (except to the extent such license or sublicense also applies to one or more Services that has not terminated or expired); provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement for any reason.

Section 6.3 Ownership of Data. Any and all data, documents and other records originally provided by any Service Recipient to any Service Provider in connection with the provision of the Services shall be and remain the exclusive property of such Service Recipient. The Service Recipient may at any time request that the Service Provider (a) deliver such data, documents and records in the format provided by the Service Recipient, together with information codes and tools necessary to reasonably process such data and records; and (b) delete and otherwise destroy such Service Recipient data, documents and other records permanently, except to the extent the Service Provider is required by Applicable Law to retain a copy for its records or to the extent any such data, documents and other records are included in internal board, board committee or senior executive meeting papers.

Article VII

CONFIDENTIALITY; SYSTEMS SECURITY

Section 7.1 Confidentiality. All non-public information provided by either Party or any of their respective Subsidiaries to the other Party or any of the other Party’s Subsidiaries shall be kept confidential in accordance with the terms of Section 6.6 of the Stockholder Agreement. Notwithstanding anything in Section 6.6 of the Stockholder Agreement to the contrary, each Service Provider shall have the right to disclose non-public information to any Third-Party Provider to the extent reasonably necessary for such Service Provider to provide the Services in the manner required by this Agreement; provided that such disclosure shall be made under confidentiality terms and conditions that are no less favorable to GWB and its Subsidiaries than the provisions of Section 6.6 of the Stockholder Agreement.

Section 7.2 Systems Security.

(a) If either Party or any of its respective Subsidiaries (such Party together with its Subsidiaries, the “Accessing Party”) is given access to the computer system(s), facilities, networks (including voice or data networks) or software (collectively, “Systems”) used by the other Party or any of the other Party’s Subsidiaries (such other Party and its Subsidiaries, the “Disclosing Party”) in connection with the provision of the Services, the Accessing Party shall comply with the Disclosing Party’s security regulations, which shall be provided by the Disclosing Party prior to access to the Systems. The Accessing Party will not tamper with, compromise or circumvent any security or audit measures employed by the Disclosing Party. The Accessing Party shall (i) ensure that only those users who are specifically authorized to gain access to the other’s Systems gain such access and (ii) prevent unauthorized destruction, alteration or loss of information contained therein. If at any time the Disclosing Party determines that any personnel of the Accessing Party has sought to circumvent or has circumvented the Disclosing Party’s security regulations or other security or audit measures or that an unauthorized person has accessed or may access the Disclosing Party’s Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the Disclosing Party may immediately terminate any such person’s access to the Systems and, if such person’s access is terminated, shall immediately notify the Accessing Party. In addition, a material failure to comply with the Disclosing Party’s security regulations shall be a breach of this Agreement, and the Parties shall work together to rectify any such failure to comply with the Disclosing Party’s security regulations. If any breach of the Disclosing Party’s security regulations is not rectified within ten days following its occurrence, the Disclosing Party shall be entitled to immediately terminate the Services to which the breach relates or, if it relates to all the Services that the Disclosing Party receives or provides, as applicable, the non-breaching Party shall be entitled to immediately terminate the Agreement in its entirety.

(b) The Accessing Party represents and warrants to the Disclosing Party that all software code, any related deliverables and any data or information input into any Systems in connection with the Services does not and will not contain any program, routine, device, code, instructions (including any code or instructions provided by third parties) or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, spyware, bug, error, defect or trap door, that is capable of (or has the effect of allowing any untrusted party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming the Services or any of the Disclosing Party’s Systems, data or other electronically stored information (collectively, “Disabling Procedures”). Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by the Disclosing Party to be included in the Services or related deliverables. Notwithstanding any other limitations in this Agreement, each Accessing Party agrees to notify the applicable Disclosing Party immediately upon discovery of any Disabling Procedures that are or reasonably suspected to be included in the Services or related deliverables, and if Disabling Procedures are discovered or reasonably suspected to be present therein, the Accessing Party shall immediately take all actions reasonably necessary, at its own expense, to identify and eradicate (or equip the other party to identify and eradicate) such Disabling Procedures and carry out any recovery necessary to remedy any impact of such Disabling Procedures.

Article VIII

SETTLEMENT; DISPUTE RESOLUTION

Section 8.1 Resolution Procedure. Prior to the initiation of legal proceedings, other than the proceedings referred to in Section 8.4, each Party agrees to use its commercially reasonable efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article VIII.

Section 8.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, either Party may give a notice to the other of a dispute. Not later than 30 days after such notice (or such later date as agreed by the Parties), unless the dispute has been resolved in the interim, NAB and GWB shall each submit to the other a written statement setting forth their respective description of the dispute and of the positions of the Parties on such dispute and their respective recommended resolution and the reasons why such recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by any Party pursuant to this Article VIII may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

Section 8.3 Good-Faith Negotiations. After the simultaneous exchange of such written statements, NAB and GWB shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The negotiating meetings may be conducted by teleconference or in person, as the Parties deem appropriate. If the Parties, acting reasonably and in good faith, are unable to resolve the dispute within 30 days following the commencement of negotiations, then either Party may commence legal proceedings in any court of competent jurisdiction.

Section 8.4 Injunctive Relief. The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article VIII. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Agreement.

Section 8.5 Limitations on Damages.

(a) Neither Party shall be liable or responsible for (i) any Losses that are not direct, actual damages or (ii) any consequential, punitive, special or speculative damages or lost profits, in each case, with respect to any claim made under or in respect of this Agreement (including claims made pursuant to Article V) or otherwise relating to, arising from or regarding the provision (or failure to provide) or receipt of any Services.

(b) In no event shall the aggregate liability of either Party under this Agreement (including, for the avoidance of doubt, liability for any Losses pursuant to Article V) exceed an amount equal to the aggregate payments made for Services under this Agreement during the term of this Agreement, except for any Losses as a result of any breach of Applicable Law, Article VI or Article VII of this Agreement, which shall be uncapped.

(c) Neither NAB nor any of its Subsidiaries shall be liable (including as a result of claims made pursuant to Article V) for (i) the accuracy or completeness of any data provided by GWB or any of its Subsidiaries in connection with the provision of the Services or (ii) the use of any deliverables supplied by NAB and its Subsidiaries to GWB and its Subsidiaries as a result of the Services provided pursuant to this Agreement.

Article IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or telex confirmed in writing within two Business Days, confirmed electronic mail, or sent by prepaid overnight, trackable courier service, as follows:

If to NAB, to:

National Australia Bank Limited

Pier 3 Level 4

800 Bourke Street

Docklands, Victoria, Australia 3008

Attention: HO Corporate Advisory Legal

Facsimile: +61 1300 728 820

Email: notices@nab.com.au

If to GWB, to:

Great Western Bancorp, Inc.

100 North Phillips Avenue

Sioux Falls, South Dakota 57104

Attention: General Counsel

Facsimile: (605) 333-7882

Email: donald.straka@greatwesternbank.com

Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Parties in the manner provided above for giving notice.

Section 9.2 Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Agreement, this Agreement and all rights hereunder may not be assigned by any Party except by prior written consent of the other Parties, and any purported assignment without such consent shall be null and void. The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective Subsidiaries; that the provisions of Article V shall inure to the benefit of each of the Indemnified Persons.

Section 9.3 Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 9.4 Entire Agreement; Amendment. All Exhibits shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Stockholder Agreement, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings between the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement may not be amended or revised except by a writing signed by the Parties.

Section 9.5 Waiver. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing. Notwithstanding any provision set forth in this Agreement, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order of any Governmental Authority.

Section 9.6 Governing Law; Consent to Jurisdiction. The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY EXCLUSIVELY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION, APPEAL OR OTHER PROCEEDING UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

Section 9.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION, APPEAL, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, AND NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY

RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when counterparts, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 9.9 Relationship of the Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors, and this Agreement shall not create any partnership, joint venture or other similar arrangement between the Parties or any of their respective Subsidiaries.

Section 9.10 Force Majeure. No Party shall be liable for any failure or performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any act of any Governmental Entity) beyond its control to prevent in whole or in part performance by such Party under this Agreement.

Section 9.11 Further Assurances. The Parties hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as either may at any time reasonably request in order to better assure and confirm unto each Party their respective rights, powers and remedies conferred hereunder.

Section 9.12 Subsidiary Action. Wherever a Party has an obligation under this Agreement to “cause” a Subsidiary of such Party or any such Subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such Party shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such necessary action. Wherever this Agreement provides that a Subsidiary of a Party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary, or any such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, NAB and GWB, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Subsidiary of NAB or GWB to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by NAB or GWB, respectively.

Section 9.13 Conditions Precedent. The provisions of this Agreement will only take effect upon the consummation of the IPO and only if the IPO is consummated by [—], 2014 (or such later date as may be agreed to in writing by the Parties).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

NATIONAL AUSTRALIA BANK LIMITED

By:

Name:
Title:

GREAT WESTERN BANCORP, INC.

By:

Name:
Title:

[Signature Page to Transitional Services Agreement]

Exhibit A – Services

Capitalized terms used in this Exhibit A and not otherwise defined have the respective meanings ascribed thereto in the Transition Services Agreement (the “Agreement”) to which this Exhibit A is attached and of which the Exhibit A forms a part. For purposes of this Exhibit A, “Less Than Majority Holder Date” and “Non-Control Date” have the respective meaning ascribed in the Stockholder Agreement.

Each of the services listed in this Exhibit A will be required by GWB and its Subsidiaries following the expiration of the applicable Service Term and will be included in the migration plans developed pursuant to Section 2.9 of the Agreement:

•	Asset Liability Management Modeling.

•	Risk Systems and Support – Solely with respect to services relating to provision of access to the credit rating system (“CRS”) environment maintained by NAB and related subject matter expertise supporting the CRS environment.

•	Other Systems Access – Solely with respect to services related to Hyperion Planning.

•	Tax Support – Solely with respect to those items of tax support which do not relate to reporting GWB tax related information to NAB for NAB’s internal tax strategy and monitoring.

•	Interest Rate Swaps.

•	Insurance Arrangements.

A-1 of A-9

Exhibit A – Series

I.	Asset Liability Management Modeling

GWB relies on the usage of the NAB asset-liability management modelling framework for interest rate risk in the banking book (“IRRBB”) and liquidity risk measurement (“LIFT”) reporting.

Service	Duration	Cost/ Month
Provide access to modelling frameworks associated with the Kamakura Risk Management (“KRM”) model (which includes databases called Aquadata and other tables) necessary to run (1) liquidity risk calculations (known as the LIFT process) for NAB’s name crisis and going concern calculations and (2) the interest rate risk calculations for NAB’s economic value sensitivity (“EVS”), net interest income simulations (“NIIS”), value at risk (“VaR”) and earnings at risk (“EaR”) calculations.	Non-Control Date	$2,764

Support

•    National Australia Bank Limited New York Branch (a branch of National Australia Bank Limited) (“NAB NY”) to run KRM software for GWB and produce required reports from the KRM output.

•    NAB KRM production team will process in KRM all files received from GWB via the file transfer protocol (“FTP”) process for submission to NAB.

•    NAB ESSO team to provide support as requested by GWB concerning KRM related services (including providing software support for GWB treasuring reporting (as needed), configuring the IRRBB model assumptions and executing any model enhancements required by NAB, and executing all functions related to the LIFT model).

	Non-Control Date	N/A

Systems

Access will be provided through access to NAB App Central. Data files will be uploaded by GWB using FTP or, for data files associated with the LIFT process, Spring CM.	Non-Control Date	N/A

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-2 of A-9

Exhibit A – Services

II.	GWAN and App Central Support

GWB relies on being able to access certain NAB applications via the GWAN data circuit for certain reporting and business related activities.

Service	Duration	Cost/ Month
The following services are to be provided by NAB NY:	Non-Control Date	$8,808

•    Connectivity either remotely or from GWB network to GWAN.

•    Setup and changes to user access entitlements for NAB related systems and applications.

•    Support for Hyperion Financial Management application (connectivity issues), uploading file, setup, etc.

•    Hosting Great Western Bank’s intranet site.

•    Support for any new user to setup in Secured Access Registry Depository (SARD), system access.

•    Software support for laptop, NAB cell phone and troubleshooting of any devices.

•    General workstation support.

•    User admin maintenance and clean-up of old/unused accounts.

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-3 of A-9

Exhibit A – Services

III.	Risk Systems and Support

GWB relies on the CRS system and resource support in order to produce credit risk ratings on commercial and agricultural loans. GWB also reports information on its and its Subsidiaries risk weighted assets to NAB in connection with NAB’s internal risk management processes.

Service	Duration	Cost/ Month
Provide access to the CRS environment and subject matter expertise from the NAB Risk Modeling & Management group to support the CRS environment at GWB, including support in model development, model validation, systems support, project management and general consultation.	Non-Control Date	$2,902

Provide access to applications required for GWB to report its and its Subsidiaries risk weighted assets positions and related information to NAB consistent with past practice.

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-4 of A-9

Exhibit A – Services

IV.	Other Systems Access

GWB relies on the App Central in order to log into the NAB system to utilize HFM and Smartview systems which are used to provide NAB with GWB’s financial results and analysis on a monthly basis as well as provide annual budget and forecasting information and I-Certify which is used to submit quarterly and annual certifications to NAB for various financial and operational activities. GWB uses Hyperion Planning annually for budgeting/forecasting purposes.

Service	Duration	Cost/ Month
Provide GWB with access to the following:

• NAB App Central –to be used in order to utilize tools necessary to report GWB financial data and certifications.	Non-Control Date	N/A

•    Hyperion Financial Management – to be used to upload monthly financial data through journal uploads via templates provided by NAB, access past financial data related to GWB and access other templates/tools for use in reporting information to NAB.

	Non-Control Date	N/A

• Smartview – to be used in connection with Hyperion Financial Management for reporting GWB financial information to NAB.	Non-Control Date	N/A

• Hyperian Planning – to be used to provide GWB budget and forecast information to NAB.	Non-Control Date	N/A

•    I-Certify – to be used to prepare quarterly and annual financial and operational certifications by GWB in connection with information reported to NAB, such as information on capital, MSA/RWAs, FDCs and ROMs.

	One-year anniversary of the Less Than Majority Holder Date	N/A

•    Corporate Responsibility – Provide access to applications required for GWB to report its and its Subsidiaries information as requested by NAB in response to NAB’s corporate responsibility initiatives.

	One-year anniversary of the Less Than Majority Holder Date	N/A

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-5 of A-9

Exhibit A – Services

V.	Tax Support

Prior to the date of the Agreement NAB provided GWB oversight related to various tax considerations pertaining to GWB entities and tax structures to ensure adherence to tax laws that may affect GWB or NAB related entities.

Service	Duration	Cost/ Month
Perform half year and year-end (or more frequently if needed) GWB tax accounting and financial reporting; review of tax matters affecting FIN48 related documentation; tax returns; and other one-time initiatives where tax treatment oversight and recommendations would be required.	One-year anniversary of the Less Than Majority Holder Date	$10,819

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-6 of A-9

Exhibit A – Services

VI.	Ops Risk Event Capture System (“ORECS”)

GWB utilizes NAB’s ORECS system for communicating the operational risk loss events experienced by GWB to NAB, to comply with NAB operational risk framework.

Service	Duration	Cost/ Month
Provide access to Excel-based spreadsheets and templates for reviewing and reporting operational risk events. Provide access to ORECS within NAB App Central.	One-year anniversary of the Less Than Majority Holder Date	NA

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-7 of A-9

Exhibit A – Services

VII.	Interest Rate Swaps

GWB utilizes NAB as a counterparty for interest rate swap transactions for the purposes of hedging the GWB loan portfolio.

Service	Duration	Cost/ Month

NAB London Branch will continue to act as a counterparty to GWB on interest rate swap transactions GWB seeks to complete, provided that NAB’s decision to act as counterparty to any particular interest rate swap transaction shall be made consistent with NAB’s prior practice together with such modifications as NAB shall make regarding participation in such transactions from time to time.

	One-year anniversary of the Less Than Majority Holder Date	N/A1

Provide the interest rate swap services identified in, and on the terms and conditions set forth in, that certain Services Agreement between NAB and Great Western Bank attached as Schedule 1 to this Exhibit A (the “Swap Services Agreement”). To avoid doubt, this will include booking, confirmation, maintenance and settlement of interest rate swap transactions on behalf of GWB; preparation, execution, management and maintenance of such transactions; and anything which the Parties agree constitutes transaction processing for the purposes of this Agreement.

	Maturity of all outstanding swaps between NAB, on one hand, and GWB and any of its Subsidiaries, on the other hand	N/A

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

Attn:

[1]	Costs on any particular interest rate swap transaction will be set in accordance with prevailing market terms at the time of the transactions and consistent with past practice between NAB and GWB (including payment by NAB of 30% annual gross revenue on any such transaction in equal monthly installments consistent with the Swap Services Agreement).

A-8 of A-9

Exhibit A – Services

VIII.	Insurance Arrangements

GWB utilizes NAB to maintain GWB’s current insurance arrangements.

Service	Duration	Cost

Provide insurance services for both the general lines and financial lines, including negotiating all policy wordings and premiums, selection of insurers, management of claims and provision of specialist support to GWB.

One-year anniversary of the Less Than Majority Holder Date	Annual Premiums, Annual Insurance Brokers Fee, and an annual negotiated amount based on claims notified and extra services provided
(under 25 hours = no charge; over 25 hours = $325 per hour or agreed market rates at the time of the claim)
Financial Lines: Directors and Officers Liability Crime and Professional Indemnity Employment Practices Liability Fiduciary Liability General Lines: Property Liability

Service Contacts

Service Provider:	Service Recipient:

Attn:	Attn:

A-9 of A-9

Schedule 1 to Exhibit A

Services Agreement between National Australia Bank Limited and Great Western Bank

Dated                                                           2009

(1) NATIONAL AUSTRALIA BANK LIMITED

(2) GREAT WESTERN BANK

SERVICES AGREEMENT

in respect of Interest Rate Swaps

THIS AGREEMENT is made the              day of                      2009

BETWEEN:

(1)	NATIONAL AUSTRALIA BANK LIMITED (registered in the State of Victoria, Australia with number ABN 12 004 044 937) (“NAB”); and

(2)	GREAT WESTERN BANK (registered in the State of South Dakota) whose registered PO Box 925 100 N Phillips Av, Sioux Falls, SD 57101 (“GWB”).

RECITALS

(A)	GWB is a wholly-owned subsidiary of NAB. GWB is authorised by the FDIC and SDBC to carry out certain banking activities in the US pursuant to the US regulations.

(B)	NAB is prepared to provide the Services to GWB to assist its operations on the terms set out in this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement (including the Recitals) except where the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day” means a day (other than a Saturday or Sunday) when banks open for business in London and the United States of America;

“Dispute” means any dispute in relation to this Agreement;

“Dispute Notice” means a written notice as set out in clause 8.2

“DPA” means the Data Protection Act 1998;

“FDIC” means Federal Deposit Insurance Corp, a regulatory body governing banks in the US;

“FSA” means the Financial Services Authority and any successor regulator to it;

“FSA Rules” means the principles and rules of the Financial Services Authority or any successor regulator, as may be amended from time to time;

“FSMA” means the Financial Services and Markets Act 2000 and any amending or replacement legislation which regulates the carrying on of investment or financial business in the United Kingdom. Reference to any section in the FSMA shall be to that section as amended from time to time and, if it is repealed and replaced, then to that new section which most closely corresponds to the original section;

“GWB Activities” entering into interest rate swap transactions between GWB and NAB for the purposes of hedging the GWB loan portfolio;

“GWB Staff” means the certain individuals nominated by GWB and as notified to NAB from time to time as being responsible for dealing with the GWB Activities;

“Legislation and Regulations” means all legislation (including the FSMA), statutory instruments, the NIPs Code and the FSA Rules insofar as they relate to the performance of the various obligations under this Agreement or to the regulation of GWB or NAB;

“OCC” means the Office of the Comptroller of the Currency, a regulatory body governing Banks in the US;

“NIPs Code” means the Non-Investment Products Code, as published by the Bank of England from time to time, and any codes of practice or regulations which may replace or supersede it;

“Reporting Lines” means such reporting lines as the parties may agree from time to time;

“SDBC” means the South Dakota Banking Commission, a body charged with the regulation and supervision of state chartered and licensed financial institution in South Dakota.

“Services” means the services to be provided by NAB to GWB in accordance with the terms of this Agreement and as agreed between the parties in writing from time to time which, on the date hereof, shall be those services described in schedule 1; and

“Transaction Processing” means the booking, confirmation, maintenance and settlement of Interest Rate Swap transactions on behalf of GWB, including (but not limited to) the preparation, execution, management, and maintenance of said transactions, and anything which the parties agree is Transaction Processing for the purposes of this Agreement.

1.2	In this Agreement, unless the context suggests otherwise, words importing the singular include the plural and vice versa, words importing a gender include every gender and any reference to a person shall include bodies corporate, unincorporated associations, partnerships and individuals.

1.3	The clause headings in this Agreement are for ease of reference and shall not affect the interpretation of this Agreement.

1.4	References to clauses and schedules are, unless otherwise stated, to clauses of and schedules to this Agreement.

1.5	In this Agreement any reference to any enactment shall include references to any statutory modification or re-enactment thereof or to any regulation or order made under such enactment (or under such a modification or re-enactment).

2.	Services

2.1	NAB shall provide the Services to GWB subject to the terms and conditions of this Agreement. GWB appoints NAB as its agent to execute such documents and enter into such agreements as NAB may consider necessary or desirable for the proper performance of the Services.

2.2	NAB shall provide the Services at all times in accordance with the Legislation and Regulations but subject to this NAB is to have wide discretion and autonomy in how it chooses to provide the Services and to meet its obligations under this Agreement.

2.3	NAB shall perform the Services in good faith, with reasonable skill and care and to the same standards and service levels as it performs such functions in respect of its own business activities.

2.4	The appointment of NAB to provide the Services hereby effected by this Agreement is non-exclusive, so that GWB is entitled to undertake tasks the same as or similar to the Services or to retain the services of a third party to provide services that are the same as or similar to the Services, and NAB is entitled to provide services that are the same as or similar to the Services to any third party, but in any case without affecting the relevant party’s obligations under this Agreement. If either party intends to undertake tasks for a third party which are the same as or similar to the Services or to retain the services of a third party to provide services that are the same as or similar to the Services then it shall inform the other party immediately.

2.5	In consideration of NAB agreeing to carry out its obligations under this Agreement and providing the Services, NAB shall remunerate GWB if this Agreement results in the provision of Services by NAB to GWB, Nab shall pay to GWB 30% of the annual gross revenue realized by NAB, which shall be paid in 12 monthly instalments based on NAB’s annual revenues realized.

2.6	NAB shall bear its own costs and expenses in providing the Services under this Agreement, unless agreed otherwise between the parties in writing.

3.	Duties

3.1	Each party shall:

3.1.1	appoint a relationship manager to meet with the other party’s relationship manager periodically in accordance with the Reporting Lines to discuss and deal with matters arising out of this Agreement;

3.1.2	keep or cause to be kept such books, records and statements as may be necessary to provide a complete and accurate record of its activities in relation to this Agreement and to show at any time that the requirements of the Legislation and Regulations have been complied with;

3.1.3	on request both during and after termination of this Agreement, promptly supply the other party with all information and provide such explanations as it may reasonably request so far as is necessary or desirable to enable that party to comply with the Legislation and Regulations or otherwise for the purposes of this Agreement;

3.1.4	permit the other party (or its agents or contractors) and/ or the FSA/FDIC/OCC / SDBC at any time upon written request, to review its premises, records, controls and security procedures;

3.1.5	promptly notify the other party if it becomes aware or has reason to believe it will or may be the subject of, or named in any claim, action, suit, proceeding, arbitration, investigation or enquiry relating to any alleged breach of the Legislation and Regulations which relates in any way to this Agreement and shall provide the other party with such information as it may reasonably require in order to acquaint itself with the material facts and circumstances with respect thereto;

3.1.6	procure and maintain all technical, human and financial resources sufficient to perform its obligations under this Agreement and to discharge any liabilities as may arise under this Agreement;

3.1.7	co-operate with any third party providing services to the other party so far as may reasonably be necessary;

3.1.8	give such assistance and information to the other party as it may reasonably require from time to time to enable it to perform its obligations under this Agreement;

3.1.9	immediately notify the other of any material alteration to any licence, permission, authorisation or consent, including those from the FSA, that are necessary to enable it fully and effectively to carry out its obligations under this Agreement or if any of the same cease to be in full force and effect;

3.1.10	at all times, comply with the Legislation and Regulations and any reasonable and necessary written instructions issued from time to time by the other party in relation to the matters covered by this Agreement;

3.1.11	not knowingly do or omit to do anything that would cause the other party to be in breach of the Legislation and Regulations; and

3.1.12	comply with the terms and conditions set out in this Agreement.

3.2	NAB shall co-operate with any duly authorised employee, agent or other representative of GWB or the FSA/OCC / SDBC in such matters as they reasonably require, including in connection with the discharge of any duty under the Legislation and Regulations, and such co-operation may include access to personnel, documentation, information, data, systems, premises and communications networks in the possession, custody or control of NAB and used for the purpose of the Services.

3.3	NAB shall immediately notify GWB of any developments that may have a material adverse impact on NAB’s ability to meet its obligations under this Agreement, including any relevant material control weaknesses identified by NAB’s internal or external auditors.

3.4	GWB is entitled at any time to require NAB to permit any duly authorised employee, agent or other representative of GWB or the FSA/OCC / SDBC to audit NAB’s records, systems and procedures for either or both of the following purposes:

3.4.1	to assess the compliance thereof with the Legislation and Regulations or this Agreement; or

3.4.2	to enable GWB or the relevant employee, agent or other representative of GWB or the FSA to carry out any right or duty conferred or imposed by the Legislation and Regulations.

3.5	NAB shall for the purpose of an audit under clause 3.4 at all reasonable times during office hours provide access to its premises, records, systems, procedures and staff as may be reasonably necessary or desirable in connection with the audit, and shall permit GWB or the relevant employee, agent or other representative of GWB or the FSA/OCC / SDBC to take copies of relevant documents or computer files.

3.6	NAB shall correct any material omissions or failures in its records, systems or procedures which have been identified by an audit under clause 3.4. GWB is entitled to review these measures to ensure their adequacy.

4.	Representations and Warranties

Each party represents and warrants to the other that it possesses and shall continue to possess all licences, permissions, authorisations and consents, including those from the FSA, that are necessary to enable it fully and effectively to carry out its obligations under this Agreement.

5.	Confidentiality

5.1	Except as provided for in, or required for the performance of, this Agreement or where disclosure is required to comply with the Legislation and Regulations, court order or a request or requirement of a competent statutory or regulatory authority, both parties shall at all times use their respective best endeavours to prohibit unauthorised access to any confidential information of the other party acquired pursuant to this Agreement and will not themselves use or disclose such information. For the avoidance of doubt, information which enters the public domain other than through the breach by either party of their obligations under this clause 6 shall not be deemed to be confidential information.

5.2	This clause 5 shall survive termination of this Agreement.

6.	Data Protection

6.1	Each party undertakes and warrants that it will comply in all respects with the provisions of the DPA including without limitation the Data Protection Principles and Parts II and III of the DPA with respect to the processing of any personal data obtained by it or the other party whilst undertaking its obligations set out in this Agreement.

6.2	This clause 6 shall survive termination of this Agreement.

7.	Termination

7.1	Either party may terminate this Agreement at any time on giving not less than 3 months notice in writing to the other.

7.2	If either party commits any material breach of the terms and conditions of this Agreement and, in the case of a breach capable of remedy, has failed to remedy the breach within 10 Business Days after receipt of a written notice provided by the other party giving full particulars of the breach and requiring it to be remedied, then the other shall be entitled to terminate this Agreement forthwith by written notice to the other.

7.3	On termination of this Agreement for any reason NAB shall hand over to GWB without charge or undue delay:

7.3.1	all property of GWB;

7.3.2	all records as required by GWB to meet its obligations under the Legislation and Regulations; and

7.3.3	copies of all records relating to this Agreement which NAB has kept pursuant to this Agreement.

8.	Dispute Resolution

8.1	Mechanism for Dispute Resolution

Before resorting to any external dispute resolution mechanisms, the parties agree to use their best efforts in good faith to settle a Dispute. In order to facilitate the other party’s fulfilment of its obligations and to minimise the possibility of loss or damage to itself, each party agrees to inform the appropriate personnel of the other party of any matter which is likely to cause a Dispute promptly after that matter comes to its notice.

8.2	Dispute Notice

If a Dispute arises between the parties, the party that believes a Dispute exists will give the other party a Dispute Notice, giving details of the Dispute and requesting a meeting of the parties at the Bank’s premises as soon as practicable to discuss and attempt to resolve the Dispute.

8.3	Resolution by escalation procedure

Any Dispute submitted by the parties to the dispute resolution process pursuant to clause 8.2 will be dealt with in the following manner:

8.3.1	the Dispute will be referred initially to the relationship manager of each party;

8.3.2	if the relationship managers are unable to resolve the Dispute within 5 Business Days after the Dispute Notice is given, the Dispute will be escalated by each party in accordance with the Reporting Lines; and

8.3.3	if the Dispute has not been settled within 15 Business Days after the Dispute Notice is given, the parties will, as soon as practicable, convene a meeting to review and attempt to resolve the Dispute, such meeting to be attended by all appropriate and relevant personnel of both parties (including legal personnel), who will have full settlement authority.

8.4	Mediation

8.4.1	If the parties have not resolved the Dispute to their mutual satisfaction within 20 Business Days after the Dispute Notice is given, either party may submit the Dispute to mediation by providing a written notice requesting mediation, setting forth the subject of the Dispute and the relief requested, to the other party as well as options for a mediator which will be considered by the parties. Appointment of the mediator and the mediation shall be pursuant to the rules of the Centre of Dispute Resolution (CEDR), unless otherwise agreed between the parties.

8.4.2	The parties will cooperate with the mediator and with one another in scheduling the mediation proceedings, will participate in the mediation in good faith, and will share equally in its costs.

8.4.3	All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any legal proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

8.4.4	Each party may be represented by a duly qualified practitioner at the mediation.

8.5	Proceedings

At any time after the initial mediation session or 30 Business Days after the notice requesting mediation is given, whichever occurs first, if the parties have not resolved the Dispute to their mutual satisfaction, either party may commence legal proceedings in respect of the Dispute.

8.6	Equitable Relief

Nothing in this clause precludes either party from taking immediate steps to seek equitable relief before the appropriate court.

9.	General

9.1	The relationship between NAB and GWB is one of independent contractors and not one of employer and employee or of partnership, and nothing in this Agreement and no action by the parties pursuant to this Agreement shall be taken to imply the contrary.

9.2	Neither party may assign, delegate, transfer or sub-contract its rights and obligations without the prior written consent of the other party.

9.3	If NAB sub-contracts any of the Services to a third party they will continue to be contractually liable to GWB for those sub-contracted services and shall be responsible for ensuring that the provisions of this Agreement are included in the sub-contract to ensure that GWB is able to monitor and audit the sub-contractor.

9.4	The terms and conditions of this Agreement may be varied at any time by the prior agreement between the parties in writing.

9.5	Either party may vary the terms of this Agreement forthwith by giving written notice to the other party at any time if required to do so by the FSA or by any change to the Legislation and Regulations.

9.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

9.6.1	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

9.6.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

9.7	Neither party shall be liable in any way for any delay, hindrance or failure to perform its obligations or for loss, damage or delay incurred by the other party resulting from circumstances beyond its reasonable control.

9.8	The failure by either party to enforce at any time or for any period any one or more of the terms and conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

9.9	Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

9.10	This Agreement shall be governed by and construed in accordance with the laws of England and each of the parties hereto submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

9.11	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing or in such form as may be agreed between the parties from time to time.

9.12	This Agreement may be executed in any number of documents or counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing any one or more of such documents or counterparts.

AS WITNESS the hands of the parties or their duly authorised representatives on the date appearing at the head of this Agreement

SIGNED by	)
for and on behalf of	)
NATIONAL AUSTRALIA	)
BANK LIMITED	)
(ABN 12 004 044 937)

SIGNED by	)
for and on behalf of	)
GREAT WESTERN BANK	)

Schedule 1

Services

The Services to be provided by NAB to GWB in respect of the GWB Activities shall include the following:

Back office functions

1.	Confirmation: confirming with counterparties or agents that trades made by GWB are valid;

2.	Payment: NAB will make payment to GWB’s correspondent and GWB will make payment to NAB’s correspondent when required;

3.	Settlement: the processing of payments in accordance with industry guidelines on timings;

4.	Validation: confirming that payments to/ due from GWB or counterparties are correct (in particular, the amount, the account and timing, and to provide email confirmation by NAB to GWB);

5.	Transaction Processing and providing such other assistance to the GWB Staff in carrying out the GWB Activities as may reasonably be required;

Risk functions

6.	Limit monitoring: ensuring that the operations of GWB are conducted in accordance with (i) approved risk limits; (ii) approved credit limits and (iii) in accordance with NAB Policy statements. GWB will utilise NAB credit limits for the purposes of transacting with clients as riskless principal;

7.	Product usage: ensuring that GWB is only marketing and distributing products that can be processed through GWB and NAB systems and processes in accordance with approved product usage authorities.

Front office functions

8.	Providing pricing for the interest rate swap for GWB hedging requirements and to book the interest rate swap transaction on NAB’s books (in London portfolio);

Technology

9.	Application Support – ensuring all systems and infrastructure including necessary IT data storage and communication systems are maintained and developed to support the strategy of GWB;

10.	Help Desk Support – provide system support, as well as fault capture and diagnosis;

11.	Development Support – ensure that all changes made to the systems are conducted under a strict change management protocol;

12.	Business Continuity – ensure that a technical disaster recovery plan is in place and fully functional;

13.	Financial Information – provide the necessary transactional and financial information to GWB from NAB core systems;

14.	Risk Information – provide the necessary transactional and risk information to GWB from NAB core systems;